Exhibit 99.1

Summit Wireless Technologies Provides Second Quarter 2020 Update

- Accelerating digital marketing campaigns, WiSA Wave to drive revenue -

- WiSA leading wireless, multichannel audio solutions for TV; adds SKYWORTH, largest producer of TV products in China –

San Jose, CA – August 13, 2020 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, provided an update for the second quarter ended June 30, 2020.

“Significant WiSA additions, such as SKYWORTH; tremendous growth in consumer interest; the launch of our new, direct-to-consumer marketing program - the WiSA Wave; and increased financial strength, position the company for second half 2020 growth,” said Brett Moyer, CEO of Summit Wireless. “WiSA’s digital audience is growing rapidly, and we expect wisaassociation.org web traffic to reach 250,000 visitors by Black Friday/Cyber Monday in November this year. Each visitor represents a high-value, self-selected consumer seamlessly transitioning to our members’ unique landing page via the cost-effective, WiSA Wave marketing program. Capitalizing on current trends, WiSA Wave provides our members with customized campaigns and access to the association’s robust consumer database and analytics.

“Further, we are increasing our momentum in TV display, leveraging our leadership in the premium 8K TV category. Our recent WiSA member SKYWORTH, the largest producer of TV products in China, expects to announce its first product this month. And, we expect more TV display partners in the first half of 2021. Our speaker design pipeline is on track, and in-market projects are projected to increase over 3 times, to 18+ in the third quarter of 2020, compared to the same period last year. Our universal transmitter with Dolby Atmos® capabilities is progressing as planned toward its pre-holiday launch, which will target approximately 800 million smart TVs enabled with HDMI ARC capabilities. These endeavors are enabled by our improved financial flexibility, that we believe will drive growth in the second half of 2020 and first half of 2021.”

Recent Highlights

WiSA: The Wireless Speaker and Audio Association

●	Welcomed SKYWORTH Group Limited (HKG: 00751), the number one producer of TV products in China, SKYWORTH markets under the brands: SKYWORTH, Metz, and Coocaa.

●	Increased LG Electronics support, certifying its four new premium 8K TVs, both OLED and NanoCell technologies.

●	Launched direct-to-consumer marketing WiSA Wave plan to enable WiSA members to formulate tailored campaigns leveraging the association's Facebook, Google and email databases.

●	Named Buchardt as a WiSA member and certified two spectacularly designed speaker families.

●	Added the immersive projected virtual reality company, Broomx Technologies, which works with Nestle, Universal Music Group, BMW Group, Lego, Adidas, and Toyota among others.

●	Expanded Axiim connection, certifying WM speaker family and complementing the LINK and Q UHD.

●	Certified the Milan 5.1 Wireless Home Theater speaker system, a “white-label” product, from Platin, a division of Hansong Technology.

Corporate

●	Appointed Sri Peruvemba, global marketing expert, to the board of directors.

●	Regained compliance with The Nasdaq Capital Market minimum bid price requirement in April.

●	Reported $12.1 million in cash and cash equivalents as of June 30, 2020, after paying off $2.0 million bridge loan.

●	Revenue was down slightly, due to retail shutdowns that were mostly offset by new product launches.

Summit Wireless Investor Update Conference Call

Summit Wireless will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Thursday, August 13, 2020 to provide a business update. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-423-9813 or 201-689-8573 and referencing code 13707499 approximately 10 minutes prior to the start time and view accompanying slides at https://ir.summitwireless.com/events. To bypass the operator and receive a call rather than dialing in, please use the following link approximately 15 minutes prior to the call. A live webcast of the call and accompanying slide presentation will be on the investor relations section of the company’s website and available for approximately one year. An audio archive can be accessed for one week by dialing 844-512-2921 or 412-317-6671 and entering conference ID 13707499.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

About WiSA, LLC

WiSA, the (Wireless Speaker and Audio) Association is a consumer electronics consortium dedicated to creating interoperability standards utilized by leading brands and manufacturers to deliver immersive sound via intelligent devices. WiSA Certified components from any member brand can be combined to dramatically increase the enjoyment of movies and video, music, sports, gaming/esports, and more. WiSA also ensures robust, high definition, multi-channel, low latency audio while eliminating the complicated set-up of traditional audio systems. For more information about WiSA, please visit: www.wisaassociation.org.

* WiSA Ready TVs, gaming PCs and console systems are "ready" to transmit audio to WiSA Certified speakers when a WiSA USB Transmitter is plugged in and a user interface is activated through an APP or product design like LG TVs.

© 2020 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners and product names are the intellectual property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, current macroeconomic uncertainties associated with the COVID-19 pandemic, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Contact Information

Kirsten Chapman, LHA Investor Relations, 415.433.3777, summit@lhai.com